UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) – June 1, 2016

SIFCO Industries, Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-5978	34-0553950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

970 East 64th Street, Cleveland Ohio		44103
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code: (216) 881-8600
N.A.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 1, 2016, its Compensation Committee approved the granting of SIFCO common stock ("Equity Award") to Salvatore Incanno, Vice President and Chief Financial Officer and a cash incentive ("Cash Incentive") to Thomas Kubera, Corporate Controller, pursuant to an incentive agreement, relating to their continued employment (the "Equity Retention Agreement" and the "Cash Retention Agreement," respectively) with SIFCO Industries, Inc. (the "Company" or "SIFCO").

The Equity Award was granted with a grant date of June 1, 2016 under the terms of the Equity Retention Agreement and was designed to reinforce and encourage Mr. Incanno's continued attention and dedication to his role. Mr. Incanno’s award consists of the right to receive 7,143 shares of SIFCO common stock as follows (1) 50% of such award if the recipient remains employed by the Company through November 30, 2016, and (2) the remaining 50% of such award if the participant remains employed by the Company through May 31, 2017. The Equity Award is also subject to accelerated vesting in the event of the participant’s termination without cause prior to May 31, 2017.

The Cash Incentive was awarded on June 1, 2016 under the terms of the Cash Retention Agreement and was designed to reinforce and encourage Mr. Kubera's continued attention and dedication to his role. Mr. Kubera’s award consisted of $26,250. The Cash Incentive will vest as follows (1) 50% of such award if the recipient remains employed by the Company through November 30, 2016, and (2) the remaining 50% of such award if the participant remains employed by the Company through May 31, 2017. The Cash Incentive is also subject to accelerated vesting in the event of the participant’s termination without cause prior to May 31, 2017.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Equity Retention Agreement, dated June 1, 2016, between SIFCO Industries, Inc. and Salvatore Incanno.

10.2	Cash Retention Agreement, dated June 1, 2016, between SIFCO Industries, Inc. and Thomas Kubera.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIFCO Industries, Inc.
(Registrant)

Date: June 3, 2016
/s/ Michael S. Lipscomb
Michael S. Lipscomb
Chief Executive Officer
(Principal Executive Officer)